UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2010

GUESS?, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street Los Angeles, California 90021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On April 30, 2010, Guess?, Inc. (the “Company”) announced the resignation of non-employee director Alice T. Kane, effective immediately.  At the time of her resignation, Ms. Kane was Chair of the Nominating and Governance Committee and a member of the Audit Committee.  The circumstances of Ms. Kane’s resignation are set out in a press release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

(d)  Also on April 30, 2010, the Company announced that the Board of Directors (the “Board”) of the Company, upon recommendation of the Company’s Nominating and Governance Committee, has appointed Gianluca Bolla as a Class I member of the Board, to hold office until the 2012 annual meeting of shareholders of the Company and until his successor is elected and qualified.  Mr. Bolla was also named to serve on the Audit and Nominating and Governance Committees of the Board.

Mr. Bolla, age 51, has been a shareholder and director of Accord Management, S.r.L., an Italian private equity firm that specializes in the Italian mid-market, since the end of 2008.  From 1988 until 2007, Mr. Bolla held a number of executive positions with various subsidiaries of Barilla Holding S.p.A. (“Barilla”), a privately-held Italian food company with global revenues of over €4 billion.  He ultimately served from 2001 until 2007 as chief executive officer of Barilla G. e R. Fratelli S.p.A., a global business with revenues of over €2.5 billion.  Prior to joining Barilla, Mr. Bolla was a corporate finance associate for two years with Salomon Brothers Inc., where he started after receiving his M.B.A. from the UCLA Graduate School of Management.

As the Company continues its global expansion throughout Europe and beyond, Mr. Bolla’s experience as the chief executive officer of a large global business based in Italy will provide the Board with a valuable and unique perspective into international growth and management.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Guess?, Inc. dated April 30, 2010 (resignation of director and appointment of director)

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2010	GUESS?, INC.

	By:	/s/ Carlos Alberini

Carlos Alberini
President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Guess?, Inc. dated April 30, 2010 (resignation of director and appointment of director)